Exhibit No. 4.2
Intile Designs, Inc.
Form 10-KSB/ 1997
File No. 33-49854-A


                      INTILE DESIGNS, INC.
          12% CONVERTIBLE SUBORDINATED PROMISSORY NOTE
                        DUE JULY 31, 1999

$150,000.00

August 23, 1996

     THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AND QUALIFICATION PROVISIONS OF APPLICABLE STATE SECURITIES LAWS. NEITHER IT NOR THE SHARES OF COMMON STOCK INTO WHICH IT CAN BE CONVERTED CAN BE SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE ACT AND QUALIFIED UNDER APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL TO MAKER, AN EXEMPTION THEREFROM IS AVAILABLE.

FOR VALUE RECEIVED, the undersigned, INTILE DESIGNS, INC., a Delaware corporation with offices at 9716 Old Katy Road, Suite 110, Houston, Texas 77055 ("Maker"), promises to pay to Daniel K. Weiskopf with an address at M H Capital, 237 Park Avenue, 8th Floor, New York, New York 10017 ("Payee"), on the earlier of the closing date of a "Public Offering" (as defined in Section 3 below) or July 31, 1999 except as otherwise provided herein (the "Maturity Date"), the principal amount of One Hundred and Fifty Thousand ($150,000.00) Dollars in lawful money of the United States of America (the "Principal") together with the accrued interest.

This Note is one of a series of notes (collectively the "Notes"), all with the same terms and conditions as those set forth herein, which may be issued by Maker up to the aggregate principal amount of One Million Six Hundred Thousand ($1,600,000) Dollars. Each
Note  is  included in a unit (the "Unit") which  is  part  of  an offering of up to 16 Units (the "Offering") being conducted by Maker on a 12 Unit minimum or none to 16 Unit maximum best efforts basis. The Offering will terminate on the sooner of the sale of all of the Units or August 15, 1996 (unless extended to August 30, 1996). Each Unit consists of (i) one Note in the principal amount of One Hundred Thousand ($100,000) Dollars; and
(ii) 50,000 warrants (the "Warrants"), each to purchase one share (collectively the "Warrant Shares") of Maker's post split common stock, par value $0.0001 (the "Common Stock") at a price of $0.25 per share for a period of seven years. Accordingly, in connection with the acquisition of this Note, Payee has also received 75,000 Warrants.

The Note is (i) subordinated to certain of Maker's indebtedness defined herein as "Senior Debt"; and (ii) convertible into Maker's post split Common Stock, all as set forth below. It bears simple interest (the "Interest") at the initial annual rate of twelve percent (12%) through six (6) months after the date hereof, fourteen percent (14%) through six (6) months thereafter, sixteen percent (16%) through six (6) months thereafter, and eighteen percent (18%) thereafter until the Principal and all accrued Interest thereon (collectively the "Obligations") shall be paid in full. Anything to the contrary not withstanding, the rate of interest shall not increase after the Underlying Shares and the Warrant Shares have been registered as provided below. Interest is payable, in arrears, on the Interest Payment Dates (as defined in Section 1 below), until the Principal and all accrued Interest thereon (collectively the "Obligations") shall be paid in full.

1.   Interest.

Maker will pay Interest on the first day of each November, February, May and August (the "Interest Payment Dates") commencing on November 1, 1996. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of delivery of the Note. Interest will be computed on the basis of a 360-day year of twelve 30 day months.

2 .       Method of Payment.

Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts. Maker may, however, pay Principal and Interest by its check, subject to collection, payable in such money. It may mail an Interest check to Payee's address as it first appears on this Note or such other address as Payee shall give by notice to Maker. Payee must surrender this Note to Maker to collect Principal payments and the actual number of days elapsed for fractions of months.

3.   Public Offering.

Maker covenants and agrees with Payee to file a registration statement pursuant to the registration provisions of the Act (the "Registration Statement") in a timely manner with the Securities and Exchange Commission (the "Commission") covering a public offering (the "Public Offering") of its securities which will include, among other things, the shares of Common Stock into which this Note may be converted (the "Underlying Shares") and for which the Warrants owned by Payee may be exercised (the Warrant Shares").

4.   Conversion.

(a) Payee's right to Convert. Payee shall have the right, at any time from the date hereof until the Obligations are paid in full, to cause the conversion of all or any portion (if such portion is One Thousand [$1,000] Dollars or a whole multiple of One Thousand [$1,000] Dollars) of the Principal outstanding and accrued but unpaid Interest at the time such conversion is effected (the "Convertible Obligations") into the Underlying Shares. Except as set forth in the next following sentence and
Section 11 below, the price for conversion, subject to adjustment as provided below, shall be $1.50 per share. In addition to the foregoing, in the event that the Public Offering is consummated, Payee shall have the right, exercisable by notice to Maker on or prior to five trading days before the anticipated effective date of the Registration Statement, to convert all but not any portion of the Convertible Obligations into the units to be sold in the Public Offering at a discount of 50% from the Public Offering price. Maker shall provide Payee with no less than ten trading day's notice of the anticipated effective date. If the Public Offering is successfully completed, Payee must accept repayment of this Note at the closing unless he has previously exercised his right to convert as provided herein. On conversion Maker shall round to the nearest share for any fractional share so that if the fraction is less than 0.5 no share shall be issued and if the fraction is 0.5 or higher Maker shall issue one full share.

(b) Manner of Conversion. Payee may exercise his conversion right by giving notice thereof to Maker setting forth the amount of the Convertible Obligations to be converted. Within 15 days after the giving of such notice Maker shall issue the number of Underlying Shares into which the Convertible Obligations are to be converted in accordance with the conversion price and deliver to Payee a certificate or certificates therefor, registered in his name, representing such Shares against delivery to Maker of this Note marked paid in full. If only a portion of the Convertible Obligation then outstanding is converted, Maker shall deliver to Payee, together with the aforesaid certificate(s), a new promissory note, in form and substance identical to this Note, except that the principal amount thereof shall equal that portion of the Convertible Obligations then outstanding which has not been converted. Payee shall represent in writing to Maker prior to the receipt of the Underlying Shares that such Shares will be acquired by him for investment only and not for resale or with a view to the distribution thereof, and shall agree that any certificates representing the Shares may bear a legend, conspicuously noting such restriction, as Maker shall deem reasonably necessary or desirable to enable it to comply with any applicable federal or state laws or regulations.

5 .  Adjustment in Conversion Price.

(a) Adjustment for Change in Capital Stock. Except as provided in Paragraph 5 (m) below, if Maker shall (i) declare a dividend on its outstanding Common Stock in shares of its capital stock,
(ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which Maker is the continuing corporation), then in each such case the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that if the Note is thereafter converted, Payee may receive the number and kind of shares which he would have owned immediately following such action if he had converted the Note immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment Payee upon conversion of this Note may receive shares of two or more classes of capital stock of Maker, Maker's Board of Directors shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 5.

(b) Adjustment for Certain Issuances of Common Stock. If Maker shall at any time or from time to time issue any shares of Common Stock (other than shares issued as a dividend or distribution as provided in Paragraph 5 (a) above) for a consideration per share less than the conversion price in effect on the date of such issue, forthwith upon such issue, the conversion price in effect immediately prior to such action (the "Existing Conversion Price") shall be reduced by dividing the number of shares so issued by the total number of shares outstanding after such issuance, multiplying the quotient by the difference between the Existing Conversion Price and the price of the shares so issued and subtracting the result from the Existing Conversion Price. In the case of an issue of additional shares of Common Stock for cash, the consideration received by Maker therefor shall be deemed to be the gross cash proceeds received for such shares. The term "issue" shall be deemed to include the sale or other disposition of shares held in Maker's treasury. The number of shares outstanding at any given time shall not include shares in Maker's treasury.

(c) Subscription Offerings. In case Maker shall issue rights, options, or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price per share, in the case of a security convertible into or exchangeable for Common Stock) less than the Existing Conversion Price on the record date for the determination of stockholders entitled to receive such rights or the granting date if such holders are not stockholders, then in each such case the conversion price shall be adjusted by multiplying the conversion price in effect immediately prior to such record or granting date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Existing Conversion Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record or granting date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the conversion price shall be readjusted after the expiration of such rights, options, or warrants (but only to the extent that this Note is not converted after such expiration), to the conversion price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by Maker's Board of Directors. Shares of Common Stock owned by or held for the account of Maker or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

(d) Other Rights to Acquire Common Stock. In case Maker shall distribute to all holders of Common Stock (including any such distribution made to the stockholders of Maker in connection with a consolidation or merger in which Maker is the continuing corporation) evidences of its indebtedness or assets (other than cash dividends or distributions and dividends payable in shares of Common Stock), or options or warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in Paragraph 5 (c) above), then in each such case the conversion price shall be adjusted by multiplying the conversion price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by Maker's Board of Directors) of the portion of the evidences of indebtedness or assets so to be distributed, or of such subscription rights, options, or warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, applicable to one share, and of which the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of such distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

(e) Current Market Price. For the purpose of any computation under Paragraph 5 (d) above, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before such date. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or by the National Daily Quotation Bureau or similar organization if the Common Stock is not then quoted on an inter-dealer quotation system. If on any such date the Common Stock is not quoted by any such organization, the fair value of the Common Stock on such date, as determined by Maker's Board of Directors, shall be used.

(f) Minimum Adjustment. No adjustment in the conversion price shall be required if such adjustment is less than $0.05; provided, however, that any adjustments which by reason of this Paragraph 5 (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(g) Referral of Adjustment. In any case in which this Section 5 shall require that an adjustment in the conversion price be made effective as of a record date for a specified event, if the Note shall have been converted after such record date Maker may elect to defer until the occurrence of such event issuing to Payee the shares, if any, issuable upon such conversion over and above the shares, if any, issuable upon such conversion on the basis of the conversion price in effect prior to such adjustment; provided, however, that Maker shall deliver to Payee a due bill or other appropriate instrument evidencing Payee's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(h) Number of Shares. Upon each adjustment of the conversion price as a result of the calculations made in Paragraphs 5 (a) through (d) above, the Note shall thereafter evidence the right to purchase, at the adjusted conversion price, that number of shares (calculated to the nearest one-hundredth) obtained by dividing (i) the product obtained by multiplying the number of shares purchasable upon conversion of the Note prior to adjustment of the number of shares by the conversion price in effect prior to adjustment of the conversion price by (ii) the conversion price in effect after such adjustment of the conversion price.

(i) When No Adjustment Required. No adjustment need be made for a transaction referred to in Paragraphs 5 (a) through (d) above if Payee is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve Payee's percentage equity participation in the Common Stock upon conversion of the Note. No adjustment need be made for sales of Common Stock pursuant to a Company plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of Maker's currently existing stock option plans, the exercise of any other of Maker's currently outstanding options, or any currently authorized warrants, whether or not outstanding. No adjustment need be made for a change in the par value or no par value of the Common Stock. If the Note becomes convertible solely into cash, no adjustment need be made thereafter. Interest will not accrue on the cash.

(j) Notice of Adjustment. Whenever the conversion price is adjusted, Maker shall promptly mail to Payee a notice of the adjustment together with a certificate from Maker's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be evidence that the adjustment is correct, absent manifest error.

(k) Voluntary Reduction. Maker from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the conversion price is reduced, Maker shall mail to Payee a notice of the reduction. Maker shall mail the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect. A reduction of the conversion price does not change or adjust the conversion price otherwise in effect for purposes of Paragraphs 5
(a) through (d) above.

(l) Notice of Certain Transactions. If (i) Maker takes any action that would require an adjustment in the conversion price pursuant to this Section 5; or (ii) there is a liquidation or dissolution of Maker, Maker shall mail to Payee a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. Maker shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(m) Reorganization of Company. If Maker and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) Maker transfers or leases substantially all of its assets; (ii) Maker reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the terms of this Note. If the issuer of securities deliverable upon conversion of the Note is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that the Payee may convert the Convertible Obligations into twice the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer, lease or exchange if he had converted the Note immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this
Section 5. The successor company shall mail to Payee a notice briefly describing the assumption agreement. If this Paragraph applies, Paragraph 5 (a) above does not apply.

(n) Maker Determination Final. Any determination that Maker or its Board of Directors must make pursuant to this Section 5 shall be conclusive, absent manifest error.

6.     Inclusion  of  Securities  in  Registration  Statement:   Right   to
Registration.

(a) Payee's Right to Include Securities in Registration Statement. Maker will include the Underlying Shares and the Warrant Shares in the Registration Statement on the condition that Payee provides Maker and its counsel, in a timely fashion, with all information Maker's counsel may reasonably require in order to effect such inclusion. Maker shall use its best efforts to have the Registration Statement declared effective by the Commission but no assurance to this effect can be given or, if the Registration Statement is declared effective, that the Public Offering will ever be successfully completed.

(b) Payee's Demand Right to Registration. If the Registration Statement shall not be declared effective by December 31, 1996, then, upon receipt of notice (the "Registration Request Notice") requesting registration under the Act of the Underlying Shares and the Warrant Shares from the holders of the majority of such Shares, on only one occasion, after December 31, 1996, and through one year after the date on which all of the Notes have been repaid and/or converted and all of the Warrants have been exercised or expired, Maker will offer to Payee the opportunity to include his Underlying Shares and Warrant Shares (the "Registerable Shares") in such registration. Maker will use its best efforts to file with the Securities and Exchange Commission (the "Commission") as promptly as practicable, a registration statement (the "Demand Registration Statement"), utilizing year end audited financial statements, and will use its best efforts to have the Demand Registration Statement-declared effective an remain effective, until the earlier of two years thereafter or the date all the Registerable Shares registered thereby have been sold. Maker will also use its best efforts to qualify the Registerable Shares under the securities laws of the state where Payee resides provided Maker is not required to execute a general consent to service or to qualify to do business in such state. This offer to Payee shall be made within 20 days after Maker receives the Registration Request Notice. If Payee elects to include his Registerable Shares in the Demand Registration Statement, he will, in a timely fashion, provide Maker and its counsel with such information and execute such documents as Maker's counsel may reasonably require to prepare and process the Demand Registration Statement. If Payee elects not to include his Registerable Shares in the "Demand Registration Statement," he shall have no further rights to the registration of his Registerable Shares under this Paragraph 6 (b).

(c) Payee's "Piggy Back" Registration Rights. If at any time after the date hereof, Maker proposes to file a Registration
Statement under the Act with respect to any of its securities (except one relating to employee benefit plans), Maker shall give written notice of its intention to effect such filing to Payee at least 30 days prior to filing such Registration Statement (the "Piggy-Back Registration Statement"). If Payee desires to include his Registerable Shares in the Piggy-Back Registration Statement, he shall notify Maker in writing within 15 days after receipt of such notice from Maker, in which event Maker shall include Payee's Registerable Shares in the Piggy-Back Registration Statement. If Payee elects to include his Registerable Shares in the Piggy-Back Registration Statement as set forth herein, he shall, in a timely fashion, provide Maker and its counsel with such information and execute such documents as its counsel may reasonably require to prepare and process the Piggy-Back Registration Statement.

(d) Copies of Registration Statements and Prospectuses. Maker will provide Payee with a copy of the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, and any amendments thereto, and copies of the final prospectus included therein in such quantities as may reasonably be required to permit Payee to sell his Registerable Shares after the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, is declared effective by the Commission.

(e) Maker's Obligation to Bear Expenses of Registration. Maker will bear all expenses (except underwriting discounts and commission, if any, and the legal fees and expenses, if any, of counsel to Payee) necessary and incidental to the performance of its obligations under this Section 6.

(f) Indemnification. Maker and Payee, if Payee's Registerable Shares are included in a Registration Statement pursuant to this
Section 6, shall provide appropriate cross indemnities to each other covering the information supplied by the indemnifying party for inclusion in the Registration Statement.

7 .   Subordination, Pari Passu with other Notes.

This Note is subordinated to Senior Debt, which is the principal of and premium, if any, and interest (including post-petition interest, if any) on, and any other payment due pursuant to the terms of instruments creating or evidencing Indebtedness of Maker outstanding on the date of this Note or Indebtedness thereafter created, incurred, assumed or guaranteed by Maker and all renewals, extensions and refundings thereof, which is payable to banks or other traditional long-term institutional lenders such as insurance companies and pension funds, unless in the instrument creating or evidencing such Indebtedness, it is not provided that such Indebtedness is senior in right of payment to this Note. Notwithstanding the foregoing, Senior Debt with respect to Maker or any subsidiary thereof shall not include (i) any Indebtedness of Maker to any such subsidiary for money borrowed or advanced from such subsidiary, and (ii) any Indebtedness representing the redemption price of any preferred stock. "Indebtedness," as applied to any entity, means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such entity or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent that such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with generally accepted accounting principles. Senior Debt must be paid before the Note may be paid. This Note shall be paid on a pari passu basis with all other Notes. Upon request of Maker Payee shall execute such subordination agreements with holders of Senior Debt as shall be reasonably requested. Anything to the contrary not withstanding, Senior Debt includes, but is not limited to, Indebtedness payable by Maker to Nations Bank of Texas and/or any affiliates thereof and is subordinated to such Indebtedness as set forth in the Subordination Terms attached hereto as EXHIBIT A.

8.     Covenants.

Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations it shall comply with the following conditions:

     (i) Maintenance of Existence and Conduct of Business. Maker shall, and shall cause each of its subsidiaries to (A) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (B) continue to conduct its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     (ii) Books and Records. Maker shall, and shall cause each of its subsidiaries to, keep adequate books and records of account with respect to its business activities.

     (iii) Insurance. Maker shall, and shall cause each of its subsidiaries to, maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses similar to those operated by Maker or such subsidiaries, as the case may be. All such policies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

     (iv) Compliance with Law. Maker shall, and shall cause each of its subsidiaries to, comply in all material respects with all federal, state and local laws and regulations applicable to it or such subsidiaries, as the case may be, which if breached would have a material adverse effect on Maker's or such subsidiaries', as the case may be, business or financial condition.

9.      Representations and Warranties of Maker.

Maker represents and warrants that it: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which ownership of property or the conduct of its business requires such qualification except jurisdictions in which the failure to qualify to do business will have no material adverse effect on its business, prospects, operations, properties, assets or condition (financial or otherwise); (iii) has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; and (iv) has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of Maker enforceable in accordance with the terms thereof.

10.  Defaults and Remedies.

(a)   Events of Default.  The occurrence or existence of any  one
or  more of the following events    or conditions (regardless  of
the reasons therefor) shall constitute an "Event of Default" hereunder:

     (i) Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof and such failure shall remain uncured for a period of ten days after notice thereof has been given by Payee to Maker;

     (ii) Maker shall fail at any time to be in material compliance with any of the covenants set forth in Section 8 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by Maker and such failure shall remain uncured for a period of 15 days after notice thereof has been given by Payee or the Agent to Maker;

     (iii) Any representation or warranty made in this Note by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

     (iv) Maker shall receive notice of acceleration of any of its material indebtedness other than the Obligations which notice shall not be rescinded within any grace period applicable thereto;

     (v) A case or proceeding shall have been commenced against Maker, or any of its subsidiaries, in a court having competent jurisdiction seeking a decree or order in respect of Maker, or any of its subsidiaries, (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties; or (C) ordering the winding-up or liquidation of the affairs of Maker, or any of its subsidiaries, and such case or proceeding shall remain unstayed or undismissed for a period of 90 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

     (vi) Maker, or any of its subsidiaries, shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties.

Anything to the contrary not withstanding, neither the bankruptcy proceeding currently involving TCM Holdings Corp. nor the failure of Maker to file the Registration Statement or effect the Public Offering as provided in Section 3 above shall be deemed an Event of Default.

(b)   Remedies.   Upon  the occurrence of  an  event  of  Default
specified in Paragraphs 10 (iv), (v) and (vi) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable without notice. Upon the occurrence of any other Event of Default, the holders of at least 25% in principal amount of the Notes may thereafter, at their option immediately by notice to Maker, declare all Obligations then remaining unpaid hereunder immediately due and payable, whereupon the same shall forthwith mature and become due and payable, without any further notice to Maker and without presentment, demand, protest or notice of protest, all of which are hereby waived by Maker. Upon a declaration of acceleration, the entire Obligations then remaining unpaid hereunder shall become immediately due and payable in full plus all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Payee pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Payee may have under this Note or any other instrument or agreement.

11.  Maker's Right to Prepay.

Maker may not repay this Note or any portion thereof for up to six months after the date hereof except for repayment from the proceeds of the Public Offering. Thereafter, Maker may prepay this Note or any portion thereof at any time after 30 day's notice to Payee without incurring any penalty unless such prepayment occurs before the Underlying Shares and the Warrant Shares are registered. In such event, Payee may convert this Note during the 30 day notice period into post split Common Stock at the lower of $1.50 per share or 50% of the Current Market Price as determined in Paragraph 5 (e) above commencing 45 trading days before the date of notice of conversion is given by Payee to Maker. If prepayment is effected after registration of the Underlying Shares the Warrant Shares, this Note will be convertible only at the rate of $1.50 per share.

12.  Acknowledgment of Payee's Investment Representations.

By accepting this Note Payee acknowledges that this Note has not been and will not be registered under the Act or qualified under any state securities laws and that the transferability thereof is restricted by the registration provisions of the Act as well as such state laws. Based upon the representations and agreements being made by him herein, this Note is being issued to him pursuant to an exemption from such registration provided by
Section 4 (2) of the Act and applicable state securities law qualification exemptions. Payee represents that he is acquiring the Note for his own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of it for any particular event or circumstance, except selling, transferring or disposing of it only upon full compliance with all applicable provisions of the Act, the Securities Exchange Act of 1934, the Rules and Regulations promulgated by the Commission thereunder, and any applicable state securities laws. Payee further understands and agrees that no transfer of this Note shall be valid unless made in compliance with the restrictions set forth on the front of this Note, effected on Maker's books by the registered holder hereof, in person or by an attorney duly authorized in writing, and similarly noted hereon. Maker may charge Payee a reasonable fee for any re registration, transfer or exchange of this Note.

13.   Litigation of Liability.

A director, officer, employee or stockholder, as such, of Maker shall not have any liability for any obligations of Maker under this Note or for any claim based on, in respect or by reason of such obligations or their creation. Payee, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

14.   Litigation of Interest Payments.

Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept Interest in an amount which would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of Interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the States of New York or Texas. Should Payee receive any payment which is or would be in excess of that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

15.  Reservation of Shares

Maker shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the issuance of stock upon conversion of this Note, such number of shares as shall from time to time be sufficient to effect the issuance of shares of Common Stock upon conversion of this Note.

16.  Miscellaneous.

(a) Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b) Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

(d)    Headings.   The  headings  and  captions  of  the  various
paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e) Loss, Theft, Destruction or Mutilation. Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like tenor in lieu of this Note.

(f) Modification of Note or Waiver of Terms Thereof Relating to Payee. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee and then only to the extent set forth in such writing, nor shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Payee.

(g) Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be In writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.

(h) Successors and Assigns. This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

(i) Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, Illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby, so long as this Note still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void,

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

                                   Intile Designs, Inc.
                                   a Delaware corporation

                                                           [SEAL]
By:_________________________________
                                        C. William Cox, President


ATTEST: ___________________________
          Barbara Cernan, Secretary